Exhibit 97

EXECUTIVE COMPENSATION CLAWBACK POLICY

OVERVIEW

This Policy allows the Bank of Hawai‘i Corporation, Bank of Hawai‘i, its affiliates and subsidiaries (the “Company”) to recover incentive-based compensation erroneously awarded to executive officers, to the extent permitted by law.

POLICY STATEMENT

To the extent permitted by law, this Policy requires the Company to reasonably promptly recover incentive-based compensation if the Human Resources and Compensation Committee (the “Committee”) determines that it was erroneously awarded or received by an executive officer based on any Accounting Restatement. If this Policy is triggered, in determining whether to recover such payment, the Committee will take into account whatever it considers appropriate, including whether the expense of recovering the recoverable amount would exceed the amount to be recovered after making a reasonable attempt of recovery or the assertion of a claim may violate applicable law. If the Committee determines either of these situations is present documentation must be provided to the New York Stock Exchange.

Further, following a restatement of the Company’s financial statements, the Committee shall instigate recovery of any compensation that is required to be recovered by Section 10D-1 of the Securities Exchange Act of 1934.

SCOPE

This Policy applies to any incentive-based compensation received by an Executive officer on or after October 2, 2023. This Policy is triggered when the Company is required to prepare an accounting restatement that corrects an error in previously issued financial statements that is material to those statements, or that would result in a material misstatement if corrected, or left uncorrected, in the current period.

The Committee shall determine, in its sole discretion, the timing and method for promptly recouping the Recoverable Amount hereunder, which may include without limitation:

a) seeking reimbursement of all or part of any cash or equity-based award,

b) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid,

c) cancelling or offsetting against any planned future cash or equity-based awards,

d) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder and

e) any other method authorized by applicable law or contract.

Subject to compliance with any applicable law, the Administrator may affect recovery under this Policy, at its discretion, from any amount otherwise payable to the Covered Executive, including amounts payable to such individual under any otherwise applicable Company plan or program, including base salary, bonuses or commissions and compensation previously deferred by the Covered Executive.

DEFINITIONS

“Covered Executive” means all of the Company’s current and former executive officers, as determined by the Committee, in accordance with the Listing Standards and Rule 10D-1 and the definition of executive officer as defined in Rule 10D-1(d).

“Incentive-based Compensation” is any compensation that is granted, earned or vested based wholly or in part on the attainment of any financial reporting measure. Incentive-based compensation does not include base salary, discretionary bonuses awarded by the Committee or compensation based on achievement of operational or strategic goals. For the avoidance of doubt, Incentive-Based Compensation does not include annual salary, compensation awarded based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures.

“Accounting Restatement” is defined as a restatement of the Company’s previously issued financial statements due to the material noncompliance with any financial reporting requirement under the securities laws, including any accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Recoverable Amount” is the amount of the awarded incentive-based compensation received by an executive officer that exceeds the amount those officers would have received had the compensation been determined based on the restated financial results, without regard to taxes paid.

“Recovery Period” is the period of time used to determine which events trigger the recovery of an incentive payment. For purposes of this Policy, any incentive payment made in the three completed fiscal years immediately preceding the date it is determined that the Company is required to prepare an Accounting Restatement. The date on which the Company is required to prepare an Accounting Restatement is the earlier to occur of:

a) the date (i) the Board, (ii) any duly authorized committee of the Board or (iii) any officer or officers of the Company authorized to take such action without action by the Board concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or

b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

APPLICABILITY

This Policy applies to the Company's current and former executive officers.

ROLES AND RESPONSIBILITIES

Audit and Risk Committee

The Audit & Risk Committee ("ARC") oversees the quality and integrity of regulatory and financial accounting and reporting. ARC will approve all Accounting Restatements that correct an error in previously issued financial statements that is material to those statements, or that would result in a material misstatement if corrected, or left uncorrected, in the current period.

Human Resources and Compensation Committee

The Committee is responsible for instigating recovery of any compensation that is required to be recovered by Section 10D-1 of the Securities Exchange Act of 1934 following a restatement of the Company’s financial statements, after it is approved by the ARC.

The authority to manage the operation and administration of this Policy is vested in the Committee. This authority includes whether a Restatement has occurred and the amount of any Recoverable Amount. The Committee may retain and rely upon the advice and determinations of legal counsel, accountants and other relevant experts to operate and administer this Policy. Any interpretation of the Policy by the Committee and any decision made by it with respect to the Policy will be final, binding and conclusive on all persons.

People Services – Compensation

People Services – Compensation will work with other departments, as applicable, to take action upon the decision(s) made by the Committee.

Executive Officers

Executive Officers are responsible for knowing and complying with all Company policies and procedures.

RECOVERY PROCESS

Upon the filing of an accounting restatement with the SEC, the Committee shall determine the amount of any erroneously awarded compensation received by each executive officer and shall promptly notify each executive officer with a written notice containing the amount of any erroneously awarded compensation and a demand for repayment or return of such compensation as applicable.

For incentive-based compensation based on (or derived from) the Company’s stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the applicable restated financial statements, the amount to be repaid or returned shall be determined by the Committee based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s share price or total shareholder return upon which the incentive-based compensation was received. This final determination of how the estimate was concluded to be reasonable shall be documented and retained by the Company.

Notwithstanding anything herein to the contrary, the Company shall not be required to take the recovery actions contemplated above if the Committee determines that recovery would be impracticable and any of the following conditions are met:

1. The Committee has determined that the direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered;

2. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and regulations thereunder.